EXHIBIT 21

VARIAN MEDICAL SYSTEMS, INC.

LIST OF SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation

Varian Associates Limited	CA, USA

Varian BioSynergy, Inc.	DE, USA

Varian China Holdings, Inc.	DE, USA

Varian Medical Systems Latin America, Ltd.	DE, USA

Varian Oncology Systems China, Ltd.	DE, USA

Varian Medical Systems India Pvt. Ltd.	DE, USA

Varian Medical Systems Pacific, Inc.	DE, USA

Varian Medical Systems Canada Holdings, Inc.	DE, USA

Varian Medical Systems Technologies, Inc.	DE, USA

Bio-Imaging Research, Inc	IL, USA

Page Mill Corporation	MA, USA

Mansfield Insurance Company	VT, USA

Varian Medical Systems Australasia Pty Ltd.	Australia

Varian Medical Systems Gesellschaft m.b.H.	Austria

Varian Medical Systems Belgium N.V.	Belgium

Varian Medical Systems Brasil Limitada	Brazil

Varian Medical Systems Canada, Inc.	Canada

Varian Medical Systems Beijing Co. Ltd.	China

Varian Medical Systems Trading (Beijing) Co., Ltd.	China

Varian Medical Systems Scandinavia AS	Denmark

Varian Medical Systems Finland OY	Finland

Varian Medical France	France

Varian Medical Systems Deutschland G.m.b.H.	Germany

Varian Medical Systems Haan G.m.b.H.	Germany

Varian Medical Systems Deutschland Holdings G.m.b.H.	Germany

ACCEL Instruments GmbH	Germany

Varian Medical Systems Italia S.p.A.	Italy

Varian Medical Systems K.K.	Japan

Varian Medical Systems Mauritius Ltd.	Mauritius

Varian FSC B.V.	Netherlands

Varian Medical Systems Nederland B.V.	Netherlands

Varian Medical Systems (RUS) LLC	Russia

Varian Medical Systems Iberica S.L.	Spain

Varian Medical Systems International A.G.	Switzerland

Varian Medical Systems Imaging Laboratory Gmbh	Switzerland

Varian Medical Systems UK Ltd.	United Kingdom

Varian Medical Systems UK Holdings Limited	United Kingdom